Exhibit 99.1

U.S. INDUSTRIES, INC. ANNOUNCES EXCHANGE OFFER

FOR 7 1/8% SENIOR NOTES DUE 2003

WEST PALM BEACH, FL. September 9, 2002 -- U. S. Industries, Inc. (NYSE-USI) announced today that, consistent with its previously announced plan to extend the maturity of its debt, it has commenced an Exchange Offer to exchange cash and notes with a higher interest rate and longer maturity (the “New Notes”) for all of its outstanding 7 1/8% Senior Notes due 2003 (the “03 Notes”).

USI also announced today that it received agreement from the lenders holding a majority of the commitments under its senior bank facilities to extend the maturity of its bank debt, which is subject to customary conditions including the execution by 100% of the lenders under USI's senior bank facilities of final documentation providing for the extension. The amendment will extend the maturity date of the bank debt from November 30, 2002 to October 1, 2003 with a further automatic extension to October 4, 2004 if the Exchange Offer is successful.

With the proceeds from its previously announced asset disposal plan and working capital initiatives, USI will have reduced its total net debt and letters of credit outstanding to approximately $602 million, a reduction of approximately $751 million since June 30, 2001, after application of the anticipated proceeds of the sale of SiTeco Holdings GmbH (“SiTeco”) which is expected to close by the end of September. The debt reduction includes pay down of USI's senior debt and the credit facilities of Rexair Holdings, Inc. and Rexair, Inc. (which were acquired in August of 2001), the reduction of letter of credit facilities and the amounts deposited into collateral accounts for the benefit of the holders of our senior notes and other creditors.

USI currently has $250 million principal outstanding of the 03 Notes. If the Exchange Offer is consummated, holders who tender their 03 Notes on or prior to the expiration date will receive an amount of cash and principal amount of New Notes that is together equal to the principal amount of the 03 Notes tendered. The interest rate on the proposed New Notes will be 9 1/8%, 200 basis points greater than the interest rate on the 03 Notes. The New Notes will become due and payable on December 31, 2005. The other terms of the New Notes will be substantially similar to the 03 Notes.

In connection with the Exchange Offer, USI is also soliciting consents from a majority of the 03 Note holders to a proposed amendment to the indenture under which the 03 Notes were issued so that the cash deposited in a cash collateral account from the sales of USI's non-core assets that is proportionally allocable to tendering holders may be used to pay the cash consideration in the Exchange Offer (“Consent Solicitation”). A consent payment of $5 per $1,000 principal amount of 03 Notes will be paid out of the Company's general working capital to all holders who deliver their consents on or prior to the consent date.

USI anticipates that the aggregate cash available to distribute in exchange for validly tendered 03 Notes will be approximately $110 million, of which $89.3 million is currently on deposit in a cash collateral account. As previously announced, USI expects to complete the sale of SiTeco prior to the expiration date of the Exchange Offer and expects to allocate approximately $21 million of the proceeds from that sale to collateralize the 03 Notes, and accordingly, pay this cash to the tendering holders of 03 Notes. The cash allocable to the 03 Notes that are not exchanged will remain in the cash collateral account. Upon consummation of the sale of SiTeco, USI intends to promptly publicly announce the amount of sale proceeds allocable to the holders of 03 Notes. If for any reason the SiTeco sale is not consummated by the expiration date, that amount will not be available to be distributed in the Exchange Offer.

The Exchange Offer and the Consent Solicitation are subject to customary conditions, including the participation of a minimum of 90% of the current holders of 03 Notes, receipt of the requisite consents to the amendment to the indenture and satisfactory amendment of the bank debt. USI has reserved the right to terminate or amend the Exchange Offer and Consent Solicitation at any time prior to acceptance of the 03 Notes for exchange.

The expiration date for the Exchange Offer is 12:00 midnight, New York City time, on October 4, 2002, unless extended. The consent date is 12:00 midnight, New York City time, on the later of September 20, 2002 and the date on which holders of a majority in aggregate principal amount of 03 Notes deliver their consents to the proposed amendment to the indenture.

The offering circular and consent solicitation statement and related consent and letter of transmittal and other offering materials relating to the Exchange Offer will be distributed to eligible investors. Georgeson Shareholder Communications Inc. is serving as the Company's Information Agent for the Exchange Offer and Consent Solicitation and may be contacted at 17 State Street, 10th Floor, New York, New York 10004. Banks and Brokers may call collect using (212) 440-9800 and all others may call toll free using (866) 807-2995. USI's public filings may also be obtained through the Securities and Exchange Commission at its website at http://www.sec.gov/, free of charge.

The Exchange Offer is being made in reliance on the exemption afforded by Section 3(a)(9) from the registration requirements of the Securities Act of 1933, as amended. The Exchange Offer is being made solely pursuant to the offering circular and consent solicitation statement dated September 9, 2002 and related consent and letter of transmittal. Investors and note holders are strongly advised to read both the offering circular and consent solicitation statement and related consent and letter of transmittal regarding the Exchange Offer because they contain important information. USI will not pay or give, directly or indirectly, any commission or remuneration to any broker, dealer, salesman, agent or other person for soliciting tenders in the Exchange Offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the new notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freights costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.